EXHIBIT 21.1

                      Subsidiaries of Aetrium Incorporated


1.       Aetrium Corporation, organized under the laws of Minnesota

2.       Aetrium Foreign Sales Corporation, organized under the laws of Barbados

3. Sym-Tek Incorporated of Minnesota, organized under the laws of Minnesota

4.       Aetrium-EJ Inc., organized under the laws of Minnesota

5.       Aetrium-AI Inc., organized under the laws of Minnesota

6.       Aetrium-FSA Texas Inc., organized under the laws of Minnesota

7.       Aetrium-FSA, LP, organized under the laws of Texas

8.       Aetrium-WEB Technology Inc., organized under the laws of Minnesota

9.       Aetrium-WEB Technology, LP, organized under the laws of Texas